Exhibit 99.2
FOR IMMEDIATE RELEASE
     HOUSTON (July 5, 2006)—WCA Waste Corporation (NASDAQ: WCAA) announced today that it has closed its previously announced private placement of $150 million aggregate principal amount of its 9.25% Senior Notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and to persons in offshore transactions in reliance on Regulations S under the Act. WCA used the net proceeds from the offering to repay existing debt.
     The offering of the notes was not registered under the Securities Act of 1933, and the notes may not be offered or sold within the United States, or to, or for the account or benefit of, any United States persons absent such registration or an applicable exemption from such registration requirement. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

CONTACT:	WCA Waste Corporation Tommy Fatjo (713) 292-2400